NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2021

(Carson City, Nevada) - November 12, 2021

Vidler Water Resources, Inc. announced its reported results for the third quarter ended September 30, 2021. Our reported shareholders’ equity was $175.1 million ($9.55 per share) at September 30, 2021, compared to $178.3 million ($9.59 per share) at December 31, 2020.

Third Quarter Results of Operations

Our third quarter results of operations were as follows (in thousands):

	Three Months Ended September 30,
	2021	2020
Total revenue	$457	$2,072
Total cost and expenses	1,581	2,220
Loss from operations before income taxes	(1,124)	(148)
Benefit for federal and state income taxes	104	—
Net loss attributable to Vidler Water Resources, Inc.	$(1,020)	$(148)

Net loss per share	$(0.06)	$(0.01)

Nine Months Results of Operations

Our nine months results of operations were as follows (in thousands):

	Nine Months Ended September 30,
	2021	2020
Total revenue	$5,776	$6,146
Total cost and expenses	6,542	6,241
Net loss attributable to Vidler Water Resources, Inc.	$(766)	$(95)

Net loss per share	$(0.04)	$—
Vidler Water Resources’ President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our results for the three and nine months ended September 30, 2021 generated losses before taxes of $1.1 million and $766,000, respectively due to the sale of relatively small quantities of our water resources in these periods. However, in October we announced that we had entered into a sale and option contract with an alternative energy producer for some of our Arizona Long Term Storage Credits (“LTSC”) at our recharge site in the Harquahala Valley. Although no assurances can be given, if one of these options is exercised in 2021, it would generate revenue for the Company in the fourth quarter of 2021 of between $10.7 million and $21.5 million for the sale of between 10.7% and 21.6% of our Harquahala LTSC inventory. In addition, we have increased the amount of other income year for the nine months ended September 30, 2021 to $756,000, compared to $385,000 in the corresponding period in 2020, primarily due to leasing certain property at Fish Springs Ranch in northern Nevada. This increase in annual other income means that we estimate our annual net operating cash requirements, without generating any assets sales, to be approximately $5.4 million. If the legal costs for our appeal of the Nevada State

Engineer’s Order that affects our Kane Springs, Nevada water rights are excluded from this total, as we believe they should be non – recurring costs once the issue is resolved, we estimate our annual operating net cash expenditures to be closer to $4.8 million. When the current management team and Board were installed, the net cash expenditures were significantly greater than these levels. Our recurring operational costs have declined due to simplification of our asset portfolio and operations, and through effective cost management. As our ongoing project costs and public company costs continue to be a significant portion of our net cash expenditures, we are always searching for opportunities to increase our recurring revenue, such as lease income on our Arizona properties, that brings us closer to a medium-term recurring net cash expenditures target of $1 million per quarter.

“To the extent that the United States in general and our specific markets are facing an inflationary environment, we anticipate our water assets to be protected from inflation risks by our regular price increases. In addition, the interest on our preferred account at the Fish Springs Ranch, LLC partnership (certain development and construction costs invested by Vidler to build the FSR pipeline and associated infrastructure are treated as preferred capital which entitles us to receive interest on the initial balance of the preferred capital plus accumulated interest and are first in line to be paid out as the FSR partnership generates sufficient revenue) currently accrues at LIBOR + 450 basis points or approximately $9 million per year. At September 30, 2021, the amount due to Vidler from any partnership distributions, prior to any profit split with our partners, is approximately $216.4 million.

“The persistent mega-drought in the Western U.S. has put a spotlight on the trading of scarce water supplies. For example, in December last year, Nasdaq and the CME Group launched a new futures index that allowed farmers, hedge funds and municipalities to take a position on the forward cost of water in California — and hedge against any price rises. However, there are numerous hurdles and to trade water between locations in the Southwest U.S. – ranging from regulatory issues to enormous infrastructure requirements. Our water resources are already located in regions that need future water supplies; from Reno, Nevada to the Dayton / Highway 50 corridor in northern Nevada to the Phoenix metropolitan area and developable properties west of Phoenix along the Interstate – 10 corridor. Our significant investments in these assets – whether to enable us to store or to transport sustainable water supplies – allow us to sell these resources at any time to municipalities or developers in these regions that need to secure water supplies for the benefit of their stakeholders. Given this environment, we are currently in discussions with a number of commercial and residential developers and municipalities regarding the sale of our LTSC not only in our recharge facility in Harquahala, but also our current inventory of approximately 27,000 LTSC in the Phoenix Active Management Area.”

About Vidler Water Resources, Inc.

As of September 30, 2021, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At September 30, 2021, we had a market capitalization of $208.6 million, with 18,330,910 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@vidlerwater.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those provisions and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation, statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. Our forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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